Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2011 FIRST QUARTER RESULTS

•	Earnings increased to $0.24 per diluted common share from $0.01 in 2010

•	Net investment income after taxes was up 27% to $2.8 million in 2011 from $2.2 million a year ago

•	Net investment income on a combined basis with Medallion Bank increased to $7.2 million from $7.0 million in the 2010 quarter

•	Net interest margin was 5.17% in 2011, up from 4.95% a year ago

•	Managed Loans 90 days or more past due decreased to 1.26%

•	Quarterly dividend raised to $0.17 per share

NEW YORK, NY – May 5, 2011 Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings or net increase in net assets resulting from operations was $4,280,000 or $0.24 per diluted common share in the 2011 first quarter, up $4,171,000 from $109,000 or $0.01 per diluted common share in the 2010 first quarter. Net investment income after income taxes was $2,841,000 or $0.16 per diluted common share in the 2011 first quarter, up $609,000 or 27% from $2,232,000 or $0.13 per diluted common share in the 2010 first quarter.

On a combined basis with Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, net investment income after taxes was $7,218,000 or $0.41 per diluted common share for the 2011 first quarter, compared to $7,020,000, or $0.40 per diluted common share for the 2010 first quarter. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates as low as 0.45%.

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Medallion Financial Announces 2011 First Quarter Results p. 2

Medallion Financial’s net interest margin was 5.17% for the 2011 first quarter, up from 4.95% in the 2010 first quarter. On a combined basis with Medallion Bank, the net interest margin was approximately the same at 6.7% reflecting the continued low cost of funds at the bank, and the Bank’s higher-yielding consumer loan portfolio.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the quarter’s operating results. We continued to see strong taxi medallion collateral values demonstrated through price appreciation in taxi medallions throughout 2010 and continuing to date through 2011. Prices for corporate medallions in New York City increased 23% since 2009, and are currently at over $930,000 per medallion through May 2011. We continue to experience zero losses on any taxi medallion loan we have originated. In addition, our loan to value ratio on our entire medallion portfolio is under 50%.”

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We continue to focus very intently on the credit quality of our loan portfolios. Unlike many other financial institutions, our credit quality has not only remained very good, but has improved, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank, were at 1.26% at March 31, 2011, down from 1.43% at year end, and down from 1.29% a year ago.

“Medallion Financial’s capital and liquidity levels remained strong with over $51,000,000 of availability from our funding sources and Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of only 2.22 to 1. In addition, Medallion Bank had over $62,000,000 of deposit-raising capacity.”

Mr. Hall continued, “In addition, the Company recently entered into lending arrangements with new bank funding sources and extended its facility agreement with another bank. These arrangements will complement the Company’s existing facilities by providing the Company with greater liquidity and low funding costs to finance its growing taxi medallion portfolio. We could not be more pleased with our new and extended credit relationships. This is a reflection of many positive factors, including how well our existing medallion lending facilities have performed to date and the continued financial health, profitability, and prospects of Medallion Financial. These credit arrangements ensure we have the funding necessary to effectively grow the portfolio over the years ahead. We look forward to working with our funding sources and anticipate strong relationships going forward.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio decreased slightly to $310,000,000 from $311,000,000 a year ago, due to the funding of most new loan originations by Medallion Bank, and the Company’s sale of loan participations to third party banks. However, total managed medallion loans increased 13% to $664,000,000 from $589,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was roughly flat at $74,000,000. The managed commercial loan portfolio increased 1% to $134,000,000 from $133,000,000 a year ago. Medallion Bank’s consumer loan portfolio increased 1% to $185,000,000 from $182,000,000 a year ago. Overall total managed assets increased 9% to $1.119 billion, from $1.027 billion a year ago.

The Company’s net asset value per share, or book value per share increased to $9.41, up from $9.13 one year ago, in part due to improved profitability in Medallion Bank, which is a taxable C Corp. and is entitled to retain its after tax earnings, and to the Company’s stock repurchase transactions. The Company also announced an increase in the dividend to $0.17 per share for the 2011 first quarter, bringing total amount to $0.63 over the last four quarters. This equates to a yield of approximately 7.0% based on the closing price of the Company’s stock on May 4, 2011. The current dividend will be paid on May 31, 2011, to shareholders of record on May 20, 2011. Since the Company’s initial public offering in 1996, the Company has paid in excess of $157,000,000 or $10.03 per share in dividends.

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Medallion Financial Announces 2011 First Quarter Results p. 3

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $3.9 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2011	2010
Total investment income	$9,597	$9,230
Total interest expense	3,502	3,514

Net interest income	6,095	5,716

Total noninterest income	409	796

Salaries and benefits	2,207	3,056
Professional fees	331	591
Occupancy expense	227	334
Other operating expenses	898	299

Total operating expenses	3,663	4,280

Net investment income before income taxes	2,841	2,232
Income tax (provision) benefit	—	—

Net investment income after income taxes	2,841	2,232

Net realized gains (losses) on investments	9	(8,222)

Net change in unrealized depreciation on investments	(216)	(1,244)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	1,646	7,343

Net unrealized appreciation on investments	1,430	6,099

Net realized/unrealized gains (losses) on investments	1,439	(2,123)

Net increase in net assets resulting from operations	$4,280	$109

Net investment income after income taxes per common share
Basic	$0.16	$0.13
Diluted	0.16	0.13

Net increase in net assets resulting from operations per common share
Basic	$0.25	$0.01
Diluted	0.24	0.01

Dividends declared per share	$0.17	$0.15

Weighted average common shares outstanding
Basic	17,400,233	17,575,877
Diluted	17,548,036	17,714,766

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2011	December 31, 2010
Assets
Medallion loans, at fair value	$310,499	$323,126
Commercial loans, at fair value	74,406	76,866
Investment in Medallion Bank and other controlled subsidiaries, at fair value	79,935	78,735
Equity investments, at fair value	4,971	4,789
Investment securities, at fair value	—	—

Net investments	469,811	483,516

Cash and cash equivalents	16,316	17,303
Accrued interest receivable	1,347	1,441
Fixed assets, net	356	419
Goodwill, net	5,069	5,069
Other assets, net	43,391	42,564

Total assets	$536,290	$550,312

Liabilities
Accounts payable and accrued expenses	$5,908	$5,102
Accrued interest payable	765	1,913
Funds borrowed	365,308	380,532

Total liabilities	371,981	387,547

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	164,309	162,765

Total liabilities and shareholders’ equity	$536,290	$550,312

Number of common shares outstanding	17,468,973	17,400,233
Net asset value per share	$9.41	$9.35

Total managed loans	$983,043	$967,690
Total managed assets	1,118,773	1,093,379